UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2025

Fidelity National Information Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-16427	37-1490331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

347 Riverside Avenue Jacksonville, Florida		32202
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ Telephone Number, including Area Code: (904) 438-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FIS	New York Stock Exchange
0.625% Senior Notes due 2025	FIS25B	New York Stock Exchange
1.500% Senior Notes due 2027	FIS27	New York Stock Exchange
1.000% Senior Notes due 2028	FIS28	New York Stock Exchange
2.250% Senior Notes due 2029	FIS29	New York Stock Exchange
2.000% Senior Notes due 2030	FIS30	New York Stock Exchange
3.360% Senior Notes due 2031	FIS31	New York Stock Exchange
2.950% Senior Notes due 2039	FIS39	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 1 2025, Fidelity National Information Services, Inc. (the “Company”), Goldman Sachs Bank USA, as administrative agent, and certain other financial institutions party thereto as lenders, entered into a Term Loan Credit Agreement (the “Term Loan Agreement”). Under the Term Loan Agreement, the Company can draw up to an aggregate principal amount of $8,000,000,000 of senior unsecured term loans (the “Term Loans”). The Term Loans mature 364 days after they are borrowed. The proceeds of any Term Loans will be used to (i) fund the consideration for the Company’s previously announced acquisition of the Issuer Solutions Business and (ii) to pay fees, costs and expenses related to the foregoing transaction (collectively, the “Issuer Solutions Business Financing Purposes”).

If funded, the Term Loans will accrue interest, at the option of the Company, at a rate equal to the Term SOFR Rate (as defined in the Term Loan Agreement) plus 0.10% plus a margin ranging from 1.00% to 1.625% depending on the Company’s debt rating, or the Base Rate (as defined in the Term Loan Agreement) plus a margin ranging from 0.00% to 0.625% depending on the Company’s debt rating. The margin will increase by 0.25% each quarter the Term Loans remain outstanding.

The commitments under the Term Loan Agreement or any outstanding Term Loans are subject to mandatory reductions or prepayment from the issuance of certain additional equity and debt and sales of certain assets. Voluntary prepayments of the Term Loans are permitted at any time without fee upon proper notice and subject to minimum dollar requirements and payment of any SOFR breakage charges if applicable.

The Term Loan Agreement contains affirmative, negative, and financial covenants customary for financings of this type and which are substantially similar to those covenants set forth in the Company’s existing Eighth Amended and Restated Credit Agreement dated as of September 27, 2024, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness by the Company’s subsidiaries, restrictions on the disposition of all or substantially all the assets of the Company, limits on certain mergers or fundamental changes and limits on the ability to pay dividends and other restricted payments. The Company is also required to maintain a maximum leverage ratio of 3.75 to 1.00, which may be increased following the consummation of certain acquisitions.

The Company previously entered into a commitment letter, dated as of April 17, 2025, with Goldman Sachs Bank USA, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, pursuant to which such commitment parties committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $8,000,000,000 (the “Bridge Facility”) to fund the Issuer Solutions Business Financing Purposes. As a result of the Company entering into the Term Loan Agreement, the Bridge Facility commitments were reduced to $0 and the bridge commitment letter was terminated in accordance with its terms.

The above description is only a summary of certain provisions of the Term Loan Agreement and is qualified in its entirety by reference to the provisions of the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description

10.1	Term Loan Credit Agreement, dated May 1, 2025, by and among Fidelity National Information Services, Inc., each lender from time to time party thereto and Goldman Sachs Bank USA, as Administrative Agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*

Schedules and similar attachments have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2025	Fidelity National Information Services, Inc. (Registrant)

	By:	/s/ James Kehoe
	Name:	James Kehoe
	Title:	Chief Financial Officer

	By:	/s/ Alexandra Brooks
	Name:	Alexandra Brooks
	Title:	Chief Accounting Officer